Exhibit 10.5

BACKSTOP AGREEMENT

This Backstop Agreement (this “Agreement”), dated as of June , 2025 (the “Effective Date”), is by and among Interactive Strength, Inc., a Delaware corporation (“TRNR Parent”), Interactive Strength Treasury LLC, a Delaware limited liability company (“TRNR”), and FET US I LLC, a Delaware limited liability company (“Fetch”).

WHEREAS, TRNR Parent and Fetch.AI Limited, a private limited company under the laws of England and Wales (“Fetch Limited”), are entering into that certain Technology Services Agreement, dated as of even date herewith (the “TSA”), pursuant to which TRNR Parent will purchase certain technology services from Fetch Limited;

WHEREAS, TRNR Parent, TRNR and the investors party thereto are entering into a Securities Purchase Agreement, dated as of even date herewith (as in effect on the date hereof or modified in accordance herewith, the “SPA”), pursuant to which TRNR Parent and TRNR will issue and sell secured convertible exchangeable notes (as in effect on the date hereof or as modified in accordance herewith, the “Notes”, and the Notes to be issued on the date hereof referred to as the “Initial Notes”);

WHEREAS, after payment of transaction expenses, TRNR Parent will use the remaining proceeds from the issuance and sale of the Initial Notes to purchase ERC-20 tokens (later to be converted into FET tokens) for the benefit of TRNR (as further defined in the Notes, the “Purchased FET”);

WHEREAS, TRNR and TR Collateral Management LLC, in its capacity as collateral agent (the “Collateral Agent”) on behalf of the holders of the Notes, are entering into a Security and Pledge Agreement, with the acknowledgement of TRNR Parent, dated as of even date herewith (the “Security Agreement”), pursuant to which TRNR is granting a security interest in all of its assets to the Collateral Agent for the benefit of the holders of the Notes, including a security interest in the Purchased FET which will be held in three custody accounts (the “Primary Accounts”) with BitGo Trust Company, Inc. (the “Custodian”) pursuant to three BitGo Custodial Services Agreements, each dated as of even date herewith (the “Primary Custodial Agreements”);

WHEREAS, one of the Primary Accounts will be for the benefit of the holders of the Notes affiliated with ATW Master Fund V LP (the “ATW Holders” and the “ATW Primary Account”), another of the Primary Accounts will be for the benefit of holders of the Notes affiliated with [ ] (the “DWF Holders” and the “DWF Primary Account”), and the remaining Primary Account will be for the benefit of all holders of Initial Notes (the “Shared Primary Account”); and

WHEREAS, in consideration for TRNR Parent entering into the TSA with Fetch Limited, Fetch has agreed, subject to the terms and conditions herein, to transfer additional ERC-20 tokens (later to be converted into FET tokens) (the “Contributed FET”) to two separate custody accounts (the “Secondary Accounts”) with the Custodian pursuant to two BitGo Custodial Services Agreements, dated as of even date herewith (the “Secondary Custodial Agreements”), with such Contributed FET being collateral assigned to the Collateral Agent pursuant to that certain Collateral Assignment of Backstop Documents among TRNR, TRNR Parent and Collateral Agent dated as of even date herewith (the “Collateral Assignment”) for the benefit of: (i) with respect to one of the Secondary Accounts, the ATW Holders (the “ATW Secondary Account”); and (ii) with respect to the other Secondary Account, the DWF Holders (the “DWF Secondary Account”).

Exhibit 10.5

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Contributed FET; Security Interest.
1.1
Initial Contributed FET. Fetch shall transfer ERC-20 tokens as Contributed FET into the respective Secondary Accounts within 24 hours following Fetch’s receipt from the Collateral Agent of a written notice containing a calculation (together with backup of such calculation) of the number of tokens to be transferred, in each case with an aggregate value not to exceed (i) the Total Backstop Amount in the aggregate for all Secondary Accounts, (ii) the ATW Backstop Amount with respect to the ATW Secondary Account and (iii) the DWF Backstop Amount with respect to the DWF Secondary Account as of such date (all such tokens placed into the Secondary Accounts, collectively, the “Initial FET Contribution”), which notice shall provide the number of ERC-20 tokens to be contributed into each Secondary Account and the value of each such token for purposes of calculating the Total Backstop Amount, the ATW Backstop Amount and the DWF Backstop Amount..
1.2
Conversion to Staked FET. TRNR and Fetch agree that, once the Custodian provides written notice to the parties that the Primary Accounts and Secondary Accounts are able to accept staked FET tokens, TRNR and Fetch shall promptly take all necessary steps to convert the Purchased FET and Contributed FET in such accounts from ERC-20 tokens to FET tokens. The parties agree that, upon such conversion, the FET tokens will be staked while held in the Primary Accounts or Secondary Accounts, as applicable. The parties further agree that (i) up to 10% of the Staking (as defined in the Security Agreement) proceeds from both the Primary Accounts and the Secondary Accounts will be used to pay the Custodian’s staking fees under that certain Integration Agreement (the “Integration Agreement”) by and between BitGo Inc., a Delaware corporation (hereinafter “BitGo”), and Fetch ; (ii) an amount of the Staking proceeds from both the Primary Accounts and the Secondary Accounts sufficient to pay all custodial fees under the Primary Custodial Agreements and Secondary Custodial Agreements will be used to pay all such custodial fees; (iii) the remaining Staking proceeds on the Primary Accounts shall be payable to the holders of the Initial Notes; and (iv) subject to the lock-up provision set forth in Section 1 of that certain Indemnity and Lockup Agreement, dated as of the date hereof (the “Lockup”), the remaining Staking proceeds on the Secondary Accounts shall be paid to TRNR on the first business day of each calendar month.
1.3
Additional Contributed FET. In the event that TRNR is obligated pursuant to the terms of the Security Agreement to deposit additional FET tokens into the ATW Primary Account or DWF Primary Account, as applicable, then Fetch shall have the right, but not the obligation, to transfer additional FET tokens to the ATW Secondary Account and/or DWF Secondary Account, as applicable, to satisfy some or all of TRNR’s obligation, which additional FET tokens shall be deemed Contributed FET. TRNR shall provide Fetch with written notice when additional FET tokens are required to be deposited. In the event Fetch elects to contribute, Fetch shall have 24 hours following Fetch’s receipt of written notice from TRNR to provide TRNR with written confirmation that Fetch will contribute some or all of such FET tokens. In the event Fetch provides such affirmative confirmation, Fetch shall transfer such FET tokens to the ATW Secondary Account and/or DWF Secondary Account, as applicable, within 24 hours after the date of such confirmation. For the avoidance of doubt, unless Fetch elects in its sole discretion to contribute additional tokens, in no event shall Fetch be obligated to contribute more than the Initial FET Contribution hereunder.

Exhibit 10.5

1.4
Ownership and Custody of Contributed FET.
(a)
TRNR agrees that the Contributed FET shall remain Fetch property while in the Secondary Accounts and TRNR shall ensure that in no event will the Contributed FET be transferred to the Collateral Agent or any other entity or person except in connection with the Collateral Agent’s exercise of its rights under the Collateral Assignment, rights and remedies under the Security Agreement and in accordance with the terms of the Secondary Custodial Agreements.
(b)
If and only if (i) an Event of Default (as defined in the Notes) has occurred and is continuing; (ii) the Custodian has liquidated all Purchased FET and any other FET tokens constituting collateral for the Initial Notes (other than the Contributed FET) from the Primary Accounts to the Collateral Agent in connection with the Collateral Agent’s exercise of its rights under the Security Agreement and applied all proceeds thereof to the outstanding balance of the Initial Notes; and (iii) the Purchased FET and other collateral referred to in clause (ii) is insufficient to Pay in Full the Obligations (each as defined in the Security Agreement) outstanding on account of the Initial Notes, then TRNR may, pursuant to the terms and conditions of the Secondary Custodial Agreements, cause the Custodian to transfer (i) from the ATW Secondary Account with respect to the Initial Notes held by the ATW Holders, the least of (A) all of the Contributed FET in the ATW Secondary Account, (B) the ATW Backstop Amount, and (C) such portion of the Contributed FET in the ATW Secondary Account as required to Pay in Full the Obligations solely on account of the Initial Notes held by the ATW Holders, and (ii) from the DWF Secondary Account with respect to the Initial Notes held by the DWF Holders, the lesser of (A) all of the Contributed FET in the DWF Secondary Account, (B) the DWF Backstop Amount, and (C) such portion of the Contributed FET in the DWF Secondary Account as required to Pay in Full the Obligations solely on account of the Initial Notes held by the DWF Holders, in each case, in accordance with the terms and conditions of the Secondary Custodial Agreements, to the Collateral Agent in connection with its rights under the Collateral Assignment and the exercise of its rights and remedies under the Security Agreement.
1.5
Grant of Security Interest. Fetch hereby pledges and grants to TRNR, and hereby creates a lien and security interest in favor of TRNR in and to all of its right, title and interest in and to the collateral described in Exhibit A to secure all the obligations of Fetch under this Agreement until the termination or expiration of this Agreement.
2.
Backstop Amounts; Release of Contributed FET.
2.1
Backstop Amounts.
(a)
The term “ATW Backstop Amount” shall mean, at the time of determination, an amount in US dollars equal to the difference of $$22,222,222.22 (being the initial principal amount of the Initial Notes purchased by the ATW Holders) minus the sum of (i) $2,222,222.22, being the original issue discount on the ATW Holders’ Initial Notes; (ii) $1,100,000.00, being the proceeds from the issuance and sale of the ATW Holders’ Initial Notes used to pay transaction expenses and for working capital purposes; (iii) the aggregate amount of principal and interest paid in cash to any ATW Holder on its Initial Notes; (iv) the aggregate value, at the time of the respective conversion, of any shares of Common Stock (as defined in the Notes) issued upon conversion of any ATW Holder’s Initial Notes (with backup of such calculation within 1 business day of conversion to the extent requested by Fetch); (v) the aggregate value, at the time of the respective exchange, of any Purchased FET transferred in exchange for any ATW Holder’s Initial Notes (with backup of such calculation

Exhibit 10.5

within 1 business day of conversion to the extent requested by Fetch); (vi) subject to Section 3(b), the sale proceeds received by ATW of all Staking proceeds paid to TRNR from the ATW Secondary Account pursuant to Section 1.2 hereof and sold by ATW (with backup of such calculation within 1 business day of conversion to the extent requested by Fetch); (vii) 90% of the outstanding principal amount of any Initial Note transferred by an ATW Holder to an unaffiliated third party (which unaffiliated third party, for the avoidance of doubt, shall not be required to be a party to the Indemnity and Lockup Agreement between ATW Holders, DWF Holders and Fetch dated as of even date herewith (the “Indemnity Agreement”)); and (viii) the aggregate amount of any cash or stable coin (and the amount of any cash of any non-cash or non-stable coin asset once liquidated to an unaffiliated party for fair market value) paid on any ATW Holder’s Initial Notes at any time and for any reason (other than Staking Interest (as defined in the Notes) and the reimbursement of ATW’s actual out of pocket fees and expenses). The parties agree that as of the Effective Date, the ATW Backstop Amount is $18,900,000.00 and that in no event shall Contributed FET in excess of such ATW Backstop Amount be transferred from the ATW Secondary Account to anyone other than Fetch.
(b)
The term “DWF Backstop Amount” shall mean, at the time of determination, an amount in US dollars equal to the difference of $33,333,333.33 (being the initial principal amount of the Initial Notes purchased by the DWF Holders) minus the sum of (i) $3,333,333.33, being the original issue discount on the DWF Holders’ Initial Notes; (ii) $1,650,000.00, being the proceeds from the issuance and sale of the DWF Holders’ Initial Notes used to pay transaction expenses and for working capital purposes; (iii) the aggregate amount of principal and interest paid in cash to any DWF Holder on its Initial Notes; (iv) the aggregate value, at the time of the respective conversion, of any shares of Common Stock (as defined in the Notes) issued upon conversion of any DWF Holder’s Initial Notes (with backup of such calculation within 1 business day of conversion to the extent requested by Fetch); (v) the aggregate value, at the time of the respective exchange, of any Purchased FET transferred in exchange for any DWF Holder’s Initial Notes (with backup of such calculation within 1 business day of conversion to the extent requested by Fetch); (vi) subject to Section 3(b), the sale proceeds received by DWF of all Staking proceeds paid to TRNR from the DWF Secondary Account pursuant to Section 1.2 hereof and sold by DWF (with backup of such calculation within 1 business day of conversion to the extent requested by Fetch); (vii) 90% of the outstanding principal amount of any Initial Note transferred by a DWF Holder to an unaffiliated third party (which unaffiliated third party, for the avoidance of doubt, shall not be required to be a party to the Indemnity Agreement); and (viii) the aggregate amount of any cash or stable coin (and the amount of any cash of any non-cash or non-stable coin asset once liquidated to an unaffiliated third party for fair market value) paid on any DWF Holder’s Initial Notes at any time and for any reason (other than Staking Interest (as defined in the Notes) and the reimbursement of DWF’s actual out of pocket fees and expenses). The parties agree that as of the Effective Date, the DWF Backstop Amount is $28,350,000.00 and that in no event shall Contributed FET in excess of such DWF Backstop Amount be transferred from the DWF Secondary Account to anyone other than Fetch.
(c)
The term “Total Backstop Amount” shall mean, at the time of determination, the sum of the ATW Backstop Amount and the DWF Backstop Amount.
2.2
Release of Contributed FET for Backstop Amount Adjustment.
(a)
TRNR shall provide Fetch written notice within 24 hours of any conversion, exchange or prepayment, or any other reduction in principal, of any Initial Note (a “Backstop Amount Adjustment”),

Exhibit 10.5

together with an updated calculation of the ATW Backstop Amount and DWF Backstop Amount and reasonable supporting documentation thereof.
(b)
In the event that, as of the date of any Backstop Amount Adjustment, the sum of (i) the aggregate value of the Purchased FET and any other FET (or ERC-20) tokens remaining in the ATW Primary Account (other than Additional Purchased FET) after giving effect to the applicable Backstop Amount Adjustment, plus (ii) the value of the Contributed FET remaining in the ATW Secondary Account after giving effect to the applicable Backstop Amount Adjustment, plus (iii) the ATW Overvalue Percentage of the aggregate value of the Purchased FET and any other FET (or ERC-20) tokens remaining in the Shared Primary Account (other than Additional Purchased FET), each after giving effect to the applicable Backstop Amount Adjustment, is greater than 200% of the ATW Backstop Amount after giving effect to the applicable Backstop Amount Adjustment (an amount of Contributed FET in excess of such 200% ATW Backstop Amount being the “ATW Backstop Excess FET”), TRNR shall cause the ATW Backstop Excess FET to be transferred from the ATW Secondary Account to an account directed by Fetch within 24 hours following the date of the applicable Backstop Amount Adjustment in accordance with the terms of the Secondary Custodial Agreements.
(c)
In the event that, as of the date of any Backstop Amount Adjustment, the sum of (i) the value of the Purchased FET and any other FET (or ERC-20) tokens remaining in the DWF Primary Account (other than Additional Purchased FET) after giving effect to the applicable Backstop Amount Adjustment, plus (ii) the value of the Contributed FET remaining in the DWF Secondary Account after giving effect to the applicable Backstop Amount Adjustment, plus (iii) the DWF Overvalue Percentage of the aggregate value of the Purchased FET and any other FET (or ERC-20) tokens remaining in the Shared Primary Account (other than Additional Purchased FET), each after giving effect to the applicable Backstop Amount Adjustment, is greater than 200% of the DWF Backstop Amount after giving effect to the applicable Backstop Amount Adjustment (an amount of Contributed FET in excess of such 200% DWF Backstop Amount being the “DWF Backstop Excess FET”), TRNR shall cause the DWF Backstop Excess FET to be transferred from the DWF Secondary Account to an account directed by Fetch within 24 hours following the date of the applicable Backstop Amount Adjustment in accordance with the terms of the Secondary Custodial Agreements.
(d)
“Additional Purchased FET” means Purchased FET that is purchased by TRNR or TRNR Parent (or any holder of Notes on behalf of TRNR or TRNR Parent) with the proceeds of additional Notes.
2.3
Release of Contributed FET for Overvalue.
(a)
If at any time on or after December 10, 2025, the value of (i) the Purchased FET and any other FET tokens remaining in the ATW Primary Account (other than Additional Purchased FET) plus (ii) the Contributed FET remaining in the ATW Secondary Account, plus (iii) the ATW Overvalue Percentage of the Purchased FET and any other FET tokens remaining in the Shared Primary Account (other than Additional Purchased FET), is greater than 300% of the ATW Backstop Amount for 20 consecutive days (an “ATW Overvalue Adjustment Event”), then upon written notice by Fetch to TRNR, (i) TRNR shall first recalculate the ATW Backstop Amount and the amount of Contributed FET remaining in the ATW Secondary Account in excess of the 300% of the adjusted ATW Backstop Amount as of the last day of such 20 day period (such excess the “ATW Overvalue FET”), and (ii) TRNR shall cause the ATW Overvalue FET to be transferred from the ATW Secondary Account to an account directed by Fetch within 24 hours following the date of the ATW Overvalue Adjustment Event in accordance with the terms of the Secondary Custodial Agreements.

Exhibit 10.5

(b)
If at any time on or after December 10, 2025, the value of (i) the Purchased FET and any other FET tokens remaining in the DWF Primary Account (other than Additional Purchased FET) plus (ii) the Contributed FET remaining in the DWF Secondary Account, plus (iii) the DWF Overvalue Percentage of the Purchased FET and any other FET tokens remaining in the Shared Primary Account (other than Additional Purchased FET), is greater than 300% of the DWF Backstop Amount for 20 consecutive days (an “DWF Overvalue Adjustment Event”), then upon written notice by Fetch to TRNR, (i) TRNR shall first recalculate the DWF Backstop Amount and the amount of Contributed FET remaining in the DWF Secondary Account in excess of the 300% of the adjusted DWF Backstop Amount as of the last day of such 20 day period (such excess the “DWF Overvalue FET”), and (ii) TRNR shall cause DWF Overvalue FET to be transferred from the DWF Secondary Account to an account directed by Fetch within 24 hours following the date of the DWF Overvalue Adjustment Event in accordance with the terms of the Secondary Custodial Agreements.
(c)
The term “ATW Overvalue Percentage” shall mean, at the time of determination, the quotient, expressed as a percentage, of (i) the ATW Backstop Amount, divided by (ii) the Total Backstop Amount.
(d)
The term “DWF Overvalue Percentage” shall mean, at the time of determination, the quotient, expressed as a percentage, of (i) the DWF Backstop Amount, divided by (ii) the Total Backstop Amount.
3.
Valuation of FET.
(a)
For purposes of calculating the value or price of FET tokens hereunder, the value or price of one FET token shall be equal to the time-weighted average price from Binance, OKX and Bybit spot markets over the 24-hour period for the day immediately prior to the date of such calculation. An illustrative calculation is set forth on Exhibit B attached hereto.
(b)
The sale proceeds received from the sale of any Staking proceeds by either ATW or DWF shall be calculated as (i) if such sale is completed on or before the date that is seven (7) days following the first date upon which such Staking proceeds are eligible to be sold, the actual amount of cash or stable coin received on the sale of such tokens to an unaffiliated third party for fair market value and (ii) if no sale for cash or stable coin is completed on or before the date that is seven (7) days following the first date upon which such Staking proceeds are eligible to be sold, the highest price on any of the Binance, OKX and Bybit spot markets during the 24-hour period for the day immediately prior to the seventh (7th) day following the first date upon which such Staking proceeds are eligible to be sold.
4.
Purchase and Sale of FET Tokens. Except as provided for herein or as required under the terms of the Notes, the SPA and the Security Agreement as in effect on the date hereof (including, without limitation, the issuance of additional Notes), neither TRNR nor TRNR Parent shall purchase or sell any tokens, cryptocurrency or other digital asset during the term of this Agreement and for a period of six (6) months following termination of this Agreement; provided that (x) TRNR and TRNR Parent may purchase FET tokens during such period, (y) TRNR and TRNR Parent may purchase and sell stablecoins during such period, and (z) TRNR Parent may use up to fifteen percent (15%) of the net proceeds of Subsequent Placement (as defined in the Note) to purchase Bitcoin after the Initial Notes have fully paid, converted or exchanged, so long as the proceeds of the applicable Subsequent Placement are also used to purchase FET tokens with an aggregate value that exceeds the amount of Bitcoin purchased using proceeds of the applicable Subsequent Placement.

Exhibit 10.5

5.
Custodial Fees. TRNR shall be responsible for all fees of the Custodian pursuant to the terms of the Primary Custodial Agreements and the Secondary Custodial Agreements. TRNR and TRNR Parent shall be responsible for all integration fees payable to BitGo pursuant to the Integration Agreement in an aggregate amount not to exceed $250,000.
6.
No Amendment or Waiver to Transaction Documents. During the term of this Agreement, TRNR shall ensure that no amendment or wavier to any Transaction Document (as defined in the SPA) is made that would, or would reasonably be expected to have, an adverse effect on Fetch (including, without limitation, any change to the priority scheme with respect to the Notes that would result in or have the effect of the Initial Notes no longer being fully paid, satisfied and canceled prior to the payment of any additional Notes, but, specifically excluding any waiver of the covenant in Section 6(o)(ii) of the Security Agreement), without the prior written consent of Fetch in its sole discretion.
7.
Term and Termination.
7.1
Term of Agreement. This Agreement commences on Effective Date and will remain in effect until the earliest of (i) the payment in full (including by conversion or exchange) of the Notes; (ii) the termination of the Security Agreement; (iii) the second anniversary of the Effective Date and (iv) termination pursuant to Section 7.2.
7.2
Termination. Fetch may terminate this Agreement immediately upon written notice to TRNR if TRNR commits a material breach of this Agreement and fails to cure that breach within ten (10) days after receiving written notice describing the breach in reasonable detail.
7.3
Effect of Termination. Upon expiration or termination of this Agreement for any reason, TRNR shall cause all Contributed FET to be transferred from the Secondary Account to an account directed by Fetch within 24 hours in accordance with the terms of the Secondary Custodial Agreement.
8.
Miscellaneous.
8.1
Expense Reimbursement. TRNR Parent shall reimburse Fetch for all reasonable and documented costs and expenses incurred by it or its affiliates in connection with (i) the structuring, documentation, negotiation and closing of the transactions contemplated by this Agreement, (ii) any amendments, waivers, consent or other modifications hereto or to any other document contemplated hereby, (iii) the administration of this Agreement and any negotiation of or restructuring of the arrangements set forth herein or in connection with the Notes, and (iv) enforcement, collection or protection of its rights in respect of this Agreement (including, without limitation, in each case, the reasonable and document fees and expenses of K&L Gates LLP or other legal counsel and other advisors to Fetch).
8.2
Assignment. No party may assign or transfer this Agreement, in whole or in part, nor delegate any of its rights or obligations hereunder, to any third party without the other parties’ prior written consent, except that TRNR may collaterally assign its rights herein to its secured lender. Any attempted assignment or transfer in violation of this Section 8.2 shall be null and void.
8.3
Entire Agreement. This Agreement, together with the Secondary Custodial Agreement and the TSA, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes

Exhibit 10.5

all prior or contemporaneous agreements, proposals, negotiations, and communications (whether written or oral) among the parties regarding the same subject matter.
8.4
Amendments. This Agreement may be amended or modified only by a written document that expressly references this Agreement and is signed by all parties.
8.5
Waiver. No failure or delay by any party in exercising any right or enforcing any provision under this Agreement shall constitute a waiver of that right or provision or of any other provision. Any waiver of any provision of this Agreement will be effective only if in writing and signed by the party against whom the waiver is asserted. A waiver of one breach or default will not constitute a waiver of any other or subsequent breach or default.
8.6
Notices. Each party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement in writing and addressed to the other party at the addresses set forth on the signature page of this Agreement (or to such other address that the receiving party may designate from time to time in accordance with this Section 8.6). Each party shall deliver all notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) upon receipt by the receiving party and (b) if the party giving the notice has complied with the requirements of this Section 8.6.
8.7
Governing Law; Venue. This Agreement shall be construed, governed and enforced by and in accordance with the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of laws of another jurisdiction. In any action or proceeding arising or relating to this Agreement, the parties agree that the jurisdiction and venue shall be exclusively in the federal and state courts located in the County of New York, State of New York, and each party waives any objection it may have with respect to the jurisdiction of such courts or the inconvenience of such forum or venue.
8.8
Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed will be deemed to be an original and all of which when taken together will constitute one and the same agreement. Electronically scanned copies of such executed documents may be used in lieu of the originals for any purpose. The parties consent to use a third-party service for purposes of electronically signing the Agreement and agree to be bound by electronic signature.

Signature Page Follows

Exhibit 10.5

IN WITNESS WHEREOF, intending to be legally bound, the parties hereby execute this Agreement effective as of the Effective Date first set forth above.

Signature Page to Backstop Agreement

Exhibit 10.5

Interactive Strength Treasury LLC	FET US I LLC
By: Name: Title: Address for Notices: Email: Copy (which shall not constitute notice) to: [__], [__] @[__].com	By: Name: Title: Address for Notices: 18 Langton Place, Bury St Edmunds, Suffolk, England, IP33 1NE Copy (which shall not constitute notice) to: Ed Dartley
Interactive Strength, Inc.
By: Name: Title: Address for Notices: Email: Copy (which shall not constitute notice) to: [__], [__] @[__].com

Signature Page to Backstop Agreement

Exhibit 10.5

Exhibit A

Collateral

Exhibit 10.5

Exhibit B

Illustrative Calculation

[Parties to insert illustrative example of calculation of a value of a FET token as of a specific date.]